Exhibit 10.30

ACCO BRANDS CORPORATION (FROZEN) DEFERRED COMPENSATION PLAN

(formerly, General Binding Corporation Supplemental Deferred Compensation Plan No. 2)

As Amended and Restated Effective January 1, 2008

SECTION 1

1.1  Purpose.

(a)                                  General Binding Corporation established this Deferred Compensation Plan (then known as the General Binding Corporation Supplemental Deferred Compensation Plan No. 2) (“Plan”) effective January 25, 2001 for the purpose of (i) providing a select group of highly compensated or management employees of General Binding Corporation with the opportunity to defer a portion of their individual compensation to a future date including the date of retirement at the election of the covered employee (“Participant”) and (ii) restoring to a Participant the equivalent of the amount by which the Participant’s benefits under the General Binding Corporation 401(k) Retirement Savings Plan (the “401(k) Plan”) was reduced by reason of the operation of certain limitations under the Internal Revenue Code of 1986, as amended (“Code”).

(b)                                 Effective December 31, 2005, the Plan was amended to discontinue all Voluntary Deferrals thereafter.  Effective December 31, 2006, the Plan was amended to discontinue all Basic Deferrals and all matching deferrals respecting all such Basic Deferrals thereafter.  As of the Effective Date, no Voluntary Deferrals or Basic Deferrals or matching deferrals respecting Basic Deferrals are made under the Plan.

(c)                                  Prior to the Effective Date, ACCO Brands Corporation  (“the Company”) established the ACCO Brands Corporation Supplemental Retirement Plan (“SRP”).  As in effect prior to the Effective Date, the SRP (and its predecessor plan, the ACCO World Corporation Executive Deferred Compensation Plan) provided certain employees of the Company nonqualified supplemental profit sharing and supplemental matching deferrals for fiscal years prior to January 1, 2002 (“SRP Deferrals”).

(d)                                 Effective the Effective Date, the Company is treating all accounts of participants under the SRP having a balance of undistributed SRP Deferrals (including credits for earnings (debits for losses) thereon through December 31, 2007) as accounts under and subject to the terms of the Plan as set forth below, which accounts shall thereupon be debited from and no longer subject to the terms of the SRP.  All of such participants hereafter also are referred to as

(e)                                  The Plan is amended and restated for the additional purpose of compliance with section 409A of the Code.

(f)                                    Effective the Effective Date, the Plan shall be titled the “ACCO Brands Corporation (Frozen) Deferred Compensation Plan.”

1.2  Effective Date. The Plan is hereby amended and fully restated effective January 1, 2008 (“Effective Date”).  This Amendment and Restatement shall govern all benefits under the Plan that had not been distributed prior to the Effective Date.  The Plan as in effect prior to January 1, 2008 shall govern all benefits accrued and all distributions of accrued benefits through December 31, 2007, subject to the Company’s good faith compliance with section 409A of the Code and the effective guidance issued by the Internal Revenue Service and the U.S. Treasury thereunder to the extent applicable.  For all purposes under the Plan, references to “benefits” shall mean all deferrals under the Plan (including SRP Deferrals) made on or prior to December 31, 2006 together with investment earnings and losses credited and debited thereon through December 31, 2007.

1.3  Participant Selection. The Participants in the Plan shall be those highly compensated or management employees (and former employees) of the Company having either (i) vested benefits comprised of one or more of Voluntary Deferrals, Basic Deferrals or matching deferrals on Basic Deferrals under the Plan or (ii) SRP Deferrals under the SRP on December 31, 2007 and who, on the Effective Date, remain entitled to a distribution of such benefits (to the extent then or thereafter becoming vested) in accordance with the terms of the Plan.  No other employee of the Company or any other person shall be eligible to participate in the Plan at any time hereafter.

SECTION 2

2.1  Participant Deferrals.

(a)                                  For compensation earned during years prior to January 1, 2007, each Participant participating under the Plan during such period had the option to make the following annual elections:

(i)                                     For each calendar year through December 31, 2006, if the Participant was making 401(k) Contributions under the 401(k) Plan, to defer receipt of the difference between (i) the amount of the 401(k) Contributions the Participant would have made under the 401(k) Plan if there were no Code Limitations, and (ii) the amount of 401(k) Contributions actually made on behalf of the Participant under the 401(k) Plan for such year (a “Basic Deferral”) until separation from the service of the Company, disability, death or retirement.    Effective January 1, 2007, any reference to “Basic Deferral” under the Plan shall refer only to Basic Deferrals of compensation made on or before December 31, 2006;

(ii)                                  For each calendar year through December 31, 2005, to defer receipt of any part or all of the Participant’s total compensation (a “Voluntary Deferral”) until separation from the service of the Company, disability, death or retirement.  Effective January 1, 2006, any reference to “Voluntary Deferral” under the Plan shall refer only to Voluntary Deferrals of compensation made on or before December 31, 2005; and

(b)                                 For compensation earned during years prior to January 1, 2002, participants who were participating under the SRP were credited with SRP Deferrals in accordance with the terms of the SRP, or its predecessor plan, as in effect at the time of deferral and thereafter.  No SRP Deferrals were credited after December 31, 2001.  Prior to the Effective Date, all SRP Deferrals had become fully vested under the SRP (or its predecessor plan).  From and after the Effective Date, all such SRP Deferrals shall be referred to and treated under the Plan as Voluntary Deferrals.

2.2  Method of Election.  Effective January 1, 2007, neither Basic Deferrals nor Voluntary Deferrals are permitted under the Plan for any compensation earned on or after the date thereof and, accordingly, no deferral elections are provided under the Plan thereafter.

SECTION 3

3.1  Allocation to Deferral Accounts. As of the date a Participant would have received compensation but for the Participant’s deferral election (or as soon as practicable thereafter), the Participant’s deferrals were credited to the Participant’s Basic Deferral Account or Voluntary Deferral Account as applied.

3.2  Company Matching Contributions. An Employer Deferral Account has been established for each Participant who made a Basic Deferral. On the last day of each year in which a Participant made compensation deferrals under Section 2 above, the Company credited to each such Participant’s Employer Deferral Account an amount equal to the matching contribution that the Company would have made to the Participant’s account under the Company’s 401(k) plan if the Participant’s compensation deferral had been made to the 401(k) plan instead of being credited under this Plan.

3.3  Vesting. A Participant shall be fully and immediately vested in the Participant’s Basic Deferral Account and Voluntary Deferral Account. A Participant’s Employer Deferral Account is subject to the same vesting schedule as found in the ACCO Brands Corporation 401(k) Plan (as the successor plan upon the merger of the Company’s 401(k) plan therein effective December 31, 2006).

SECTION 4

4.1  Investment Direction of Deferral Accounts. A Participant may direct the Plan Administrator as to how to invest the amounts deferred by the Participant and any Employer Deferral; provided, until April 1, 2008 (or such later date as is administratively practicable), SRP Deferrals will be treated as invested as previously provided under the SRP. Each Participant may select one or any combination of the investment funds available to Participants under this Plan from time to time. A schedule listing the available funds, and their investment objectives, will be given to the Participants from time to time by the Committee (defined below), but not less frequently than 90 days after any change of the composition of available funds.

4.2  Changes of Investment Funds. Any Participant who has made an initial election of Investment Funds may subsequently change or cancel that election daily by providing a notice of such change or cancellation to the Committee. Reallocation of amounts presently credited to one or more Investment Funds may be done as frequently as is permitted by the Committee and applicable procedures established with the third-party administrator for the Plan. The change or reallocation must be provided within a reasonable amount of time, determined by the Committee, prior to the time the change is to be effective.

4.3  Crediting of Earnings, Gains and Losses to Deferral Accounts. The Participant’s Deferral Accounts shall be credited or debited with the net earnings and losses thereon on a daily basis. The Participant shall receive a quarterly statement of the balance standing to the Participant’s credit in the Deferral Accounts.

4.4  Time of Payment.

(a)                                  All amounts credited to a Participant’s Deferral Accounts, to the extent then vested, shall be payable to a Participant only upon the earliest of (i) the Participant’s separation from the service from the Company and all affiliates of the Company (within the meaning of  section 414(b), (c) or (m) of the Code, “Affiliate”)), (ii) the Participant’s death or (iii) the occurrence of a Change of Control; provided, any amount payable upon the Participant’s separation from service, other than due to the Participant’s death or disability (“disability” having the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4)), shall be paid as soon as may be practicable after the earlier of (A) the day that is six months after the Participant’s separation from service and (B) the date of death of the Participant following such separation from service, but not later than the later of (x) the last day of the taxable year on or following or (y) the first March 15 to occur on or following, such date as applies under clause (A) or (B), provided that the Participant (or beneficiary of a deceased Participant) shall not be permitted to select the taxable year of the Participant (or beneficiary) in which payments commence.

(b)                                 For such purpose, a “separation from service” shall have the meaning as defined under Treasury Regulation Section 1.409A-1(h) which, among other circumstances, is deemed to have occurred if the Participant and the Company reasonably anticipate that, upon the termination of the Participant’s employment, no further services would be performed by the Participant for the Company or any Affiliate thereafter or that the level of bona fide services the Participant would perform thereafter (whether as an employee or as an independent contractor) would not at any time exceed 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or such lesser period constituting the entire period in which services were so provided to the Company and all Affiliates).

(c)                                  For such purpose, a “Change of Control” means the first to occur of:

(i)            Any person or group of persons (for which purpose in this Section 4.4(c)) shall have the meaning as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes over a 12-month period the owner of 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of  the Company, excluding, however, any acquisition of Voting Securities: (1) directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) by the Company or a subsidiary of the Company, or (3) by an employee benefit plan (or related trust) sponsored or maintained by the Company or entity controlled by the Company;

(ii)           Individuals who constitute the Board of Directors of the Company (“Board”) cease for any reason, during any 12-month period, to constitute at least a majority of the Board, provided that any individual becoming, during any such 12-month period, a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of such majority of the Board;

(iii)          The Company shall be merged or consolidated with another corporation or entity, or a Voting Securities of the Company are acquired in which, as a result thereof, any one person or group of persons acquires ownership of more than 50% of the combined Voting Securities of the Company or the surviving or resulting corporation or entity immediately thereafter, as the case may be, (including any Voting Securities of the Company previously acquired and then held by such person or persons), unless (1) such person or persons previously acquired Voting Securities resulting in a Change of Control pursuant to Section 4.4(c)(i) or (2) the stockholders of the Company immediately prior thereto own at least 50% of the combined Voting Securities of the Company or the surviving or resulting corporation or entity, as the case may be, immediately thereafter; or

(iv)          In any transaction, or series of transactions during a 12-month period, any person purchases or otherwise acquires assets of the Company having a gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately prior to such transaction (or immediately prior to the first in such series of transactions).  For the purpose of this subparagraph (iv), any transaction with a related person (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B) shall be disregarded.

The foregoing determination of a “Change of Control” of the Company shall be made with due regard for the rules governing attribution of stock ownership under section 318(a) of the Code and the owner of all outstanding vested options shall be regarded as an owner of shares of Voting Securities underlying such option.

(d)           Benefits shall be payable to the Participant either in a single sum or in substantially equal annual installments over a period not longer than five (5) years (redetermined annually during such period for undistributed earnings and losses thereon); provided, benefits shall be payable in a lump sum (and not installments) upon the occurrence of a Change of Control.  The method of payment shall be made as may be specified in writing by the Participant either (or both) (x) on or before December 31, 2008 (provided, no such election shall cause any amount to be paid during calendar year 2008 that in the absence of such election would be payable during a year after calendar year 2008 or to cause any amount to be paid after calendar year 2008 that in the absence of such election would be payable during calendar year 2008) or (y) as may be changed by the Participant in writing thereafter at least 12 months prior to the date that the benefits under this Section 4.4 were initially scheduled to commence under the Plan provided that the date for commencement of payment of such benefits under this clause (y) pursuant to such subsequent election (other than commencing due to the Participant’s death or disability (within the meaning of Treasury Regulation Section 1.409A-3(a)(2)) is at least five years later than the date that such benefits otherwise were initially scheduled to commence.  In the absence of a Participant election, benefits shall be paid in a lump sum.

(e)           Each Participant may designate a beneficiary or beneficiaries to receive any amounts payable under the Plan after his death, and may change such designation from time to time, by filing a written designation of beneficiary or beneficiaries with the Committee on a form to be prescribed by the Committee, provided that no such designation shall be effective unless so filed prior to the death of such Participant.  In the event the Participant has not designated a beneficiary to receive the amount payable under the Plan, in the event of the death of the Participant, the undesignated unpaid amount payable under the Plan shall be paid in a lump sum to the beneficiary entitled to receive (determined at the time of the Participant’s death) the Participant’s benefit upon the Participant’s death under the ACCO Brands Corporation 401(k) Plan; provided, if the Participant shall not have been entitled to a benefit under the ACCO Brands Corporation 401(k) Plan at the Participant’s death, the Participant’s balance under the Plan shall be distributed to the Participant’s surviving spouse, if any, and if there is no surviving spouse, to the executor of the will of the Participant or the administrator of the Participant’s estate and, if no such executor or administrator shall be appointed within two and one-half months after the Participant’s death, the Committee shall direct that distribution be made not later than two and one-half months after the Participant’s death, in such shares as the Committee shall determine, to the child, parent or other blood relative of such Participant or to such other person or persons as the Committee may determine.

SECTION 5

5.1  Administration by Board Committee. The Compensation Committee of the Board (“Committee”), whose members shall be appointed from time to time by the Board shall be the Plan Administrator with final and binding discretionary authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder. In executing its responsibilities hereunder, the Committee may manage and administer the Plan through the use of agents who may include employees of the Company (provided, no such employee shall have any discretion respecting the Participant’s own benefit under the Plan). Without limiting the generality of the foregoing, and in addition to the other powers set forth in this Plan, the Committee shall have the powers of the Plan Administrative Committee under the ACCO Brands Corporation 401(k) Plan and the following discretionary authorities:

(a)                                  to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder in accordance with the terms of the Plan;

(b)                                 to prescribe procedures to be followed by Participants or beneficiaries filing applications for benefits;

(c)                                  to prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

(d)                                 to request and receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan;

(e)                                  to furnish the Company upon request such annual and other reports with respect to the administration of the Plan as are reasonable and appropriate; and

(f)                                    to receive, review and maintain on file reports of the financial condition and of the receipts and disbursements of the Trust Fund from the Plan Administrator or Trustee as the case may be.

5.2  Compliance. The Committee shall take all such action as it deems necessary or appropriate to comply with governmental laws and regulations relating to the maintenance of records, notifications to Participants, registrations with the Internal Revenue Service, reports to the U.S. Department of Labor and all other requirements applicable to the Plan.

5.3  Claims Procedure. The procedures for filing claims and for claim review as set forth in the ACCO Brands Corporation 401(k) Plan or its successor, and as amended from time to time, are hereby incorporated into this Plan and shall be applicable hereunder except that any reference therein to a Plan Committee thereunder shall mean the Committee established under the Plan.

5.4  Amendment and Termination. The Company reserves the right by resolution of the Board, or any Committee of the Board designated by the Board, to amend this Plan in any manner which it deems desirable including, but not by way of limitation, the right to increase or reduce benefits to be provided hereunder or to change any provision relating to the payment of benefits and to terminate this Plan at any time upon giving notice to Participants and beneficiaries.  Except to the extent necessary to conform to the laws or regulations or the extent permitted by any applicable law and regulation, neither the termination nor any suspension or amendment of the Plan shall operate either directly or indirectly to (i) deprive any Participant or beneficiary of a non-forfeitable accrued benefit as constituted at the time of termination, suspension or amendment or (ii) to accelerate the payment of any amount from the date on which such amount otherwise is payable hereunder except as permitted pursuant to Treasury Regulation Section 1.409A-3(j).

5.5  Governing Law. Except to the extent preempted by the law of the United States, the plan shall be construed and administered in accordance with the laws of the State of Illinois.

5.6  No Contract of Employment. The Plan does not constitute a contract of employment and nothing in this Plan shall give any employee or Participant the right to be retained in the employ of the Company or the right to any award or benefit except to the extent specifically provided in the Plan.

5.7  Non-Alienation. Benefits payable to, or on the account of, any Participant or beneficiary under the Plan may not be voluntarily or involuntarily assigned or alienated.

5.8  Withholding. Participants and beneficiaries shall make appropriate arrangements for the satisfaction of any applicable federal, state or local taxes. The Committee shall be authorized to take such action as may be appropriate, including withholding from amounts due to Participants or beneficiaries under the Plan, compensation to Participants from the Company or otherwise in order to assure tax compliance.

5.9  No Requirement to Fund. No provision in this plan shall be construed to require, either directly or indirectly, the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.  In the event that any benefit under the Plan is held in trust, subject to the claims of the Company’s general creditors, for the benefit of Participants, any forfeiture of an unvested amount upon a separation from service of a Participant shall immediately revert to the Company upon such separation from service (and any forfeitures due to such separations from service of Participants occurring prior to the Effective Date shall revert to the Company on the effective date hereof), and all other amounts remaining in such trust after payment of all amounts to all other Participants (and their beneficiaries) under the Plan, shall revert to the Company after payment of the last such amount.  Anything in the Plan or in any trust providing benefits under the Plan to the contrary notwithstanding, no asset of any such trust shall be located outside the United States of America.  Anything in the Plan to the contrary notwithstanding, at no time shall any asset of the Company or any Affiliate be restricted, set aside, reserved or transferred in trust for the benefit of (i) any Participant under the Plan, as a result of a change in the financial health of the Company or any Affiliate or (ii) an applicable covered employee (to the extent applicable under section 409A(b)(3)(A)(i) of the Code) or other employee, that is a Participant under the Plan, at any time during a restricted period respecting any tax-qualified defined benefit plan sponsored by the Company or any Affiliate (other than a multi-employer defined benefit plan for employees covered by a collective bargaining agreement with the Company or any Affiliate).  For such purpose, “applicable covered employee” and “restricted period” shall have the meanings set forth in section 409A(b)(3) of the Code.